Exhibit 3.1

SEVENTH

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

CELLULAR DYNAMICS INTERNATIONAL, INC.

Pursuant to Section 180.1007 of the Wisconsin Statutes, these Seventh Amended and Restated Articles of Incorporation shall supersede and take the place of the heretofore existing Sixth Amended and Restated Articles of Incorporation of Cellular Dynamics International, Inc. (the “Corporation”).

ARTICLE I

The Corporation is incorporated under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes (the “WBCL”) and any successor provisions thereto.

ARTICLE II

The name of the Corporation is Cellular Dynamics International, Inc.

ARTICLE III

The purpose for which the Corporation is organized is to engage in any lawful activity within the purposes for which corporations may be organized under the WBCL and any successor provisions thereto.

ARTICLE IV

The aggregate number of shares which the Corporation shall be authorized to issue is one hundred (100) consisting of one class only, designated as “Common Stock,” with a par value of $0.0001 per share.

ARTICLE V

The address of the registered office of the Corporation is 8040 Excelsior Drive, Suite 200, Madison, Wisconsin 53717 and the name of its registered agent at such address is CT Corporation System.

ARTICLE VI

The number of directors constituting the Board of Directors shall be such number as is fixed, from time to time, in the manner prescribed by the By-Laws.

ARTICLE VII

Any action required to be taken at a meeting of the shareholders of the Corporation, or any other action which may be taken at a meeting of the shareholders of the Corporation, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

*    *    *

The undersigned, the duly elected and acting Chairman of the Board and Chief Executive Officer of Cellular Dynamics International, Inc., a Wisconsin corporation, in accordance with Section 180.1007 of the WBCL, DOES HEREBY CERTIFY THAT:

1. The name of the corporation is Cellular Dynamics International, Inc.

2. The foregoing Seventh Amended and Restated Articles of Incorporation contain one or more amendments to the existing Articles of Incorporation of the Corporation and that such amendments were adopted on May 1, 2015 in accordance with Sections 180.1003 and 180.1004 of the WBCL.

3. These Amended and Restated Articles of Incorporation shall become effective on May 1, 2015 at 3:05 p.m. Central Daylight Time.

[Signature Page Follows]

Executed on behalf of the Corporation as of this 1st day of May, 2015.

CELLULAR DYNAMICS INTERNATIONAL, INC.

/s/ Robert J. Palay
Name:	Robert J. Palay
Title:	Chairman of the Board and Chief Executive Officer

This document was drafted by: Benjamin G. Lombard, Esq.

Please return this document to:

Tanya R. Braga, Paralegal

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

414-298-8354

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